================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                       CITY OF LONDON INVESTMENT GROUP PLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                                  10 EASTCHEAP
--------------------------------------------------------------------------------
                                    (Street)

   LONDON                            ENGLAND              EC3M ILX
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                              NOVEMBER 20, 2001(1)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                       THE ASIA PACIFIC FUND, INC. ("APB")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                              NOVEMBER 28, 2001(2)
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)
     [_]  Form Filed by One Reporting Person
     [X]  Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                            3. Ownership Form:
                                                 2. Amount of Securities       Direct (D) or       4. Nature of Indirect
1. Title of Security                                Beneficially Owned         Indirect (I)           Beneficial Ownership
   (Instr. 4)                                       (Instr. 4)                 (Instr. 5)             (Instr. 5)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 Per share (3)                      0                  N/A
--------------------------------------------------------------------------------------------------------------------------
common Stock, par value $.01 Per share (4)                      0                  N/A
--------------------------------------------------------------------------------------------------------------------------
common Stock, par value $.01 Per share (5)                 77,090                   D
--------------------------------------------------------------------------------------------------------------------------
common Stock, par value $.01 Per share (6)                459,736                   D
--------------------------------------------------------------------------------------------------------------------------
common Stock, par value $.01 Per share (7)                459,736                   D
--------------------------------------------------------------------------------------------------------------------------
common Stock, par value $.01 Per share (8)                459,733                   D
--------------------------------------------------------------------------------------------------------------------------
common Stock, par value $.01 Per share (9)                 96,400                   D
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

==========================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The date City of London Investment Group PLC ("CLIG") and its wholly owned subsidiary, City of London Investment Management Company Limited ("CLIM"), became obligated to file a report on Schedule 13D. CLIG is the parent holding company of CLIM, which provides investment advisory services to the funds listed in notes 5 through 9 below. This filing shall not be deemed an admission by any of the listed funds that they are subject to reporting under Section 16(a). The aggregate number of shares shown as beneficially owned by CLIG and CLIM in the Form 3 prior to its amendment is equal to the aggregate number of shares beneficially owned by them for purposes of
     Section 13(d).
(2) This amendment is being filed to reflect the fact that neither CLIG nor CLIM are the beneficial owners of any shares of APB as the term "beneficial owner" is defined in Rule 16a-1(a)(2).
(3) Regarding CLIG: CLIG has no pecuniary interest in any of the shares owned directly by the funds listed in notes 5 through 9 below.
(4) Regarding CLIM: CLIM has no pecuniary interest in any of the shares owned directly by the funds listed in notes 5 through 9 below.
(5)  These securities are beneficially owned by The Emerging World Fund.
(6) These securities are beneficially owned by Global Emerging Markets Country Fund.
(7) These securities are beneficially owned by Investable Emerging Markets Country Fund.
(8)  These securities are beneficially owned by MP Emerging Markets Country
     Fund.
(9) These securities are beneficially owned by GFM (Institutional) Emerging Markets Country Fund.

                City of London Investment Group PLC


                By: /s/ Douglas F. Allison                        July 9, 2002
                    ----------------------                        ------------
                Name: Douglas F. Allison, Finance Director            Date

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      City of London Investment Management Company Limited
----

Address:                   10 Eastcheap
-------                    London EC3M ILX, England


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The Asia Pacific Fund, Inc. ("APB")
------------------------


Date of Event
Requiring Statement:       November 20, 2001*
-------------------


Signature:                 City of London Investment Management Company Limited
---------

                           By: /s/ Douglas F. Allison
                               --------------------------------------
                           Name: Douglas F. Allison, Finance Director


*See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      The Emerging World Fund
----


Address:                   IFSC House
-------                    International Financial Services Centre
                           Dublin 1
                           Ireland


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The Asia Pacific Fund, Inc. ("APB")
------------------------


Date of Event
Requiring Statement:       November 20, 2001*
-------------------



Signature:                 The Emerging World Fund
---------

                           By: /s/ Douglas F. Allison
                               --------------------------------------
                           Name: Douglas F. Allison, Finance Director


*See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      Global Emerging Markets Country Fund
----


Address:                   10 Eastcheap
-------                    London EC3M ILX, England



Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The Asia Pacific Fund, Inc. ("APB")
------------------------


Date of Event
Requiring Statement:       November 20, 2001*
-------------------


Signature:                 Global Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               ---------------------------------------
                           Name:  Douglas F. Allison, Finance Director

*See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------





Name:                      Investable Emerging Markets Country Fund
----


Address:                   10 Eastcheap
-------                    London EC3M ILX, England



Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The Asia Pacific Fund, Inc. ("APB")
------------------------


Date of Event
Requiring Statement:       November 20, 2001*
-------------------


Signature:                 Investable Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               ---------------------------------------
                           Name:  Douglas F. Allison, Finance Director

*See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      MP Emerging Markets Country Fund
----


Address:                   10 Eastcheap
-------                    London EC3M ILX, England


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The Asia Pacific Fund, Inc. ("APB")
------------------------


Date of Event
Requiring Statement:       November 20, 2001*
-------------------


Signature:                 MP Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               ---------------------------------------
                           Name:  Douglas F. Allison, Finance Director


*See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      GFM (Institutional) Emerging Markets Country Fund
----


Address:                   20 Queen Street
-------                    West Suite 3206
                           Toronto, Ontario, M5H 3R3, Canada


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The Asia Pacific Fund, Inc. ("APB")
------------------------


Date of Event
Requiring Statement:       November 20, 2001*
-------------------


Signature:                 GFM (Institutional) Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               --------------------------------------
                           Name: Douglas F. Allison, Finance Director


*See disclaimer in note 1 to the Form 3.